Transcept Pharmaceuticals Statement on Unsolicited
Acquisition Proposal from Retrophin, Inc.

POINT RICHMOND, CA; September 25, 2013 - Transcept Pharmaceuticals, Inc. (NASDAQ: TSPT) today announced that it has rejected an unsolicited proposal from Retrophin, Inc. to acquire all of the outstanding shares of Transcept for $4.00 per share in cash. The Board of Directors of Transcept, in consultation with its financial and legal advisors, evaluated Retrophin and its proposal and concluded that pursuing this unsolicited overture is not in the best interests of Transcept or its stockholders.

Leerink Swann LLC is acting as financial and strategic advisor to Transcept. Latham & Watkins LLP is acting as the Transcept legal advisor.

About Transcept, Inc.
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this press release are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to Transcept prospects and the future value of Transcept for its stockholders. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the risks described in the "Risk Factors" section of Transcept periodic reports filed with the SEC.  Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make.  Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com